UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2012

Fabrinet

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34775	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Walker House

87 Mary Street

George Town

Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

+66 2-524-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On February 6, 2012, Fabrinet issued a press release regarding its financial results for the fiscal quarter ended December 30, 2011. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Executive Officer

On February 3, 2012, Mark Schwartz, Fabrinet’s Chief Financial Officer, informed the Board of Directors of his intention to resign as Executive Vice President, Chief Financial Officer and Secretary of Fabrinet. His resignation from all of his officer duties will be effective Thursday, March 1, 2012. Mr. Schwartz will continue as an employee of Fabrinet USA, Inc. through March 2012 to help during the transition and will terminate his employment with Fabrinet USA, Inc. on Friday March 30. Fabrinet USA has agreed to reimburse Mr. Schwartz for his health care insurance premiums under COBRA through September 30, 2012.

Appointment of Executive Officer

On February 3, 2012, Fabrinet announced that its Board of Directors had appointed Toh-Seng Ng (“T.S.”) as its Executive Vice President and Chief Financial Officer of Fabrinet, effective Thursday, March 1, 2012.

Mr. Ng, age 58, has worked as Operations Controller of Fabrinet and Senior Vice President and Managing Director of Casix, Inc, a wholly-owned subsidiary of Fabinet since March 2009. Prior to that, Mr. Ng. served as Fabrinet’s Senior Vice President of Finance from January 2007 through March 2009. Prior to Fabrinet, Mr. Ng managed financial operations at Magnecomp Precision Plc. in Thailand, Hitachi Global Storage Technologies in San Jose, and Read-Rite Corporation, culminating in his role as Corporate Controller and Vice President of Finance. Mr. Ng earned a Bachelor of Science degree in accountancy from the University of Singapore and an MBA in international management from Golden Gate University.

In connection with his promotion, Mr. Ng’s annual base salary has increased to $325,000. Since Mr. Ng already participates in Fabrinet’s Executive Incentive Plan, his targets have been increased from 35% of his annual base salary (for target) and 70% of base annual salary (for maximum) to 50% and 100% for target and maximum, respectively. Mr. Ng. also received an additional long-term incentive equity award with a compensation value of $100,000 (supplementing his current awards that aggregate to $300,000), which are evenly allocated between restricted stock units and options to purchase ordinary shares of Fabrinet under the terms of Fabrinet’s 2010 Performance Incentive Plan. Mr. Ng. will relocate from Fuzhou, the People’s Republic of China, where Casix is based, to Bangkok, Thailand.

Pursuant to the terms of Mr. Ng’s promotion, in the event Mr. Ng’s employment is terminated without good cause, he will receive (A) a lump sum payment of severance payable within ten (10) business days from the date of Mr. Ng’s termination of employment, equal to (i) twelve (12) months of his then present base salary, and (ii) any earned bonus as of the date of Mr. Ng’s termination from employment; and (B) if Mr. Ng timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, or a similar state program, reimbursement of the costs to continue family medical coverage for the first twelve (12) months following his termination of employment.

In addition, Mr. Ng. will receive a $1,000 monthly car allowance and will continue to receive an annual base salary adjustment of $112,000 (carried over from his service with Casix and Fabrinet Co. Ltd.) through December 31, 2012. Beginning January 1, 2013, Mr. Ng’s annual base salary adjustment will be reduced to $72,000.

A copy of the press release naming Mr. Ng to the position of Executive Vice President and Chief Financial Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Appointment of Corporate Secretary

In addition, on February 3, 2012, the Board of Directors appointed Paul Kalivas, Fabrinet’s General Counsel, as Corporate Secretary.

Neither Mr. Ng nor Mr. Kalivas has any family relationships or related party transactions that are required to be disclosed.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Fabrinet dated February 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FABRINET

By:	/s/ Mark J. Schwartz
Mark J. Schwartz Executive Vice President, Chief Financial Officer and Secretary

Date: February 6, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Fabrinet dated February 6, 2012